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EXHIBIT 10.13(a)


                              EMPLOYMENT AGREEMENT

         AGREEMENT, dated as of December 31, 1996, between North Fork Bancorporation, Inc., a Delaware corporation with its principal place of business at 275 Broad Hollow Road, Melville, New York 11747 ("Parent"), and Thomas M. O'Brien (the "Executive").

         WHEREAS, Parent, North Fork Bank ("NFB") and North Side Savings Bank, a New York-chartered stock form savings bank (the "Bank"), have entered into an Agreement and Plan of Merger, as amended, dated July 15, 1996 (the "Merger Agreement"), providing for the merger of the Bank with and into NFB (the "Merger"); and

         WHEREAS, after the consummation of the transaction contemplated by the Merger Agreement, Parent wishes the Executive to serve as Vice Chairman of each of Parent and NFB and the Executive wishes to serve in such capacities; and

         WHEREAS, the Board of Directors of Parent (the "Board") has approved and authorized the negotiation, delivery and execution of this Agreement on the terms and conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, Parent and the Executive hereby agree as follows:

         1. Employment. Parent hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

         2. Term. The period of employment of the Executive by Parent hereunder (the "Employment Period") shall commence on the date specified by the Executive in the written notice by which he notifies Parent of his intention to accept employment hereunder ("Notice of Acceptance"), which date shall not be more than 10 business days following delivery of the Notice of Acceptance, and shall end on the third anniversary thereof, unless sooner terminated as provided herein. The Notice of Acceptance shall be given within the time period and in
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the manner specified in the Merger Agreement.

         3. Position and Duties. During the Employment Period, the Executive shall serve as the Vice Chairman of each of Parent and NFB and shall report directly to Parent's Chief Executive Officer. The Executive shall have such responsibilities and authority as may from time to time be assigned to the Executive by the Chief Executive Officer provided that such responsibilities and authority are consistent with the Executive's positions as Vice Chairman of Parent and NFB. The Executive agrees to devote substantially all of his working time and efforts to the performance of his duties for Parent and NFB. Notwithstanding the foregoing sentence, the Executive may serve as a member of the board of directors of such business, community and charitable organizations of which he is a member on the first day of the Employment Period or as he may thereafter disclose to the Board and he may engage in personal business and investment activities for his own account, but none of such activities will be deemed a breach of this Agreement.

         4. Place of Performance. In connection with the Executive's employment hereunder, the Executive's principal place of employment shall be located at Parent's principal headquarters in Melville, New York, except for reasonably required travel on business of Parent and its subsidiaries.

         5. Compensation and Related Matters.

            (a) Base Salary. As compensation for the performance by the Executive of his obligations hereunder, during the Employment Period, Parent shall pay the Executive a base salary at the rate of $325,000 per annum or such higher rate as the Board may determine ("Base Salary"); provided, however, that, in any event, such annual rate shall be substantially equivalent to the annual rate of any other Vice-Chairman of Parent; and provided further, however, that at no time shall such annual rate be less than fifty percent (50%) of the annual rate of base salary payable to the Chief Executive Officer of Parent. Base Salary shall be paid in approximately equal installments in accordance with Parent's customary payroll practices. Base Salary may be increased from time to time in accordance with the normal business practices of Parent and, if so increased, shall not thereafter during the Employment Period be decreased. Compensation of the Executive by salary payments (includ-
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ing any increased salary payments) shall not be deemed exclusive and shall neither prevent the Executive from participating in any other compensation or benefit plan of Parent or its subsidiaries nor in any other way limit or reduce any other obligation of Parent hereunder.

         (b) Bonuses. During the Employment Period, the Executive shall be eligible to receive such annual bonus (the "Annual Bonus") as the Board, in its discretion, may provide; provided, however, that, in any event, such Annual Bonus shall be substantially equivalent to the annual bonus, if any, granted to any other Vice-Chairman of Parent; and provided further, however, that if there is not any other Vice-Chairman of Parent, such Annual Bonus shall be in an amount consistent with recent past practice for other Vice-Chairmen of Parent in proportion to the Chief Executive Officer of Parent; and provided further, however, that the first annual bonus Executive shall be eligible to receive shall be in respect of Parent's fiscal year ended December 31, 1997.

         (c) Expenses. Parent shall promptly reimburse the Executive for all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all expenses of travel, living, and entertainment expenses suitable to the Executive's position while traveling on business or at the request of and in the service of Parent or NFB, provided that such expenses are incurred and reasonably substantiated and documented in accordance with the policies and procedures established by Parent as applied to senior executive officers of Parent and its subsidiaries.

         (d) Other Benefits. The Executive shall be entitled to participate in all of the employee benefit plans and arrangements maintained currently or in the future by Parent or its subsidiaries for its employees generally, in accordance with the terms of such plans and arrangements (including without limitation each pension and retirement plan, life insurance and health-and-accident plan and arrangement, medical insurance plan, disability plan and vacation plan and any and all stock options, restricted stock, appreciation rights, phantom
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stock, stock unit or other stock-based plans), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements as applied to any other Vice-Chairman of Parent. Parent shall not make any changes in such plans or arrangements that would adversely affect Executive's rights or benefits thereunder unless such changes occur pursuant to an across-the-board program applicable to substantially all employees of Parent and its subsidiaries. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to subsection (a) of this Section 5.

               (e) Services Furnished. During the Employment Period, Parent shall furnish the Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof. The Parent shall provide to the Executive for his exclusive use an automobile owned or leased by the Parent and appropriate to his position, to be used in the performance of his duties hereunder, including commuting to and from his personal residence. Parent shall reimburse the Executive for all expenses associated with his business use of such automobile in accordance with Section 5(c).

               (f) Vacation. The Executive shall be entitled to four (4) weeks of vacation annually, to be taken at such times and intervals as shall be determined by the Executive with the approval of Parent, which approval shall not be unreasonably withheld.

          6. Offices. (a) Promptly following the first day of the Employment Period, Parent shall take such actions as are necessary to cause the Executive to be elected to serve as a member of the board of directors of NFB, and shall take such further actions as shall be necessary from time to time to cause the Executive to be re-elected to serve as a member of the board of directors of NFB for the duration of the Employment Period. Promptly following the first day of the Employment Period, Parent shall take such actions as are necessary to
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create a vacancy in the class of its Board having a term expiring in 1999 and to cause the Executive to be elected or appointed to fill such vacancy. From time to time thereafter, Parent shall use its best efforts to cause the Executive to be nominated for re-election as a member of the Board for the duration of the Employment Period.

The Executive agrees to serve in such positions and to receive as compensation for such service such compensation (if any) as the Parent or NFB, as applicable, pays for service as a director to other directors who are also executive officers. The Executive also agrees, if requested by Parent, to serve as a director, and on any committee of directors, of any of the subsidiaries of Parent or NFB and in one or more executive positions of any of Parent's subsidiaries and to receive compensation therefor (if any) on substantially the same terms and conditions applicable to other senior officers of the Parent appointed to similar positions.

         7. Termination. The Executive's employment hereunder may be terminated, in which case the Employment Period shall terminate, under the circumstances set forth below:

            (a) Death. The Executive's employment hereunder shall terminate upon his death.

            (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties hereunder for 90 days (which need not be consecutive) during any period of 120 days, and within thirty (30) days after written Notice of Termination (as defined in Section 8) is given shall not have returned to the performance of his duties hereunder on a full-time basis, Parent may terminate the Executive's employment hereunder for "Disability."

            (c) Parent for Cause. Parent may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, Parent shall have "Cause" to terminate the Executive's employment hereunder upon the willful engaging by the Executive in conduct which is demonstrably and materially injurious to Parent or a subsidiary thereof, monetarily or otherwise. For purposes of this Section 7(c), no act or failure to act on the Executive's part shall be considered "willful" unless
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done or omitted to be done by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of Parent and its subsidiaries.

            (d) Executive for Cause. The Executive may terminate his employment hereunder for Cause. For purposes of this Agreement, Executive shall have "Cause" to terminate his employment hereunder in the event of any material breach of this Agreement by Parent which breach shall not have been cured by Parent within 30 days following written notice to Parent or which breach, by its nature, cannot be cured. The Executive's right to terminate his employment hereunder for Cause shall not be affected by his incapacity due to physical or mental illness.

            (e) Other than for Cause. Parent may terminate the Executive's employment other than for Cause, subject to the provisions of Section 8(d) hereof.

          8.   Compensation upon Certain Terminations or
               During Disability.

            (a) Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to receive his full Base Salary at the rate in effect at the beginning of such period, reduced by any compensation payable to the Executive under Parent's disability plan, as in effect during such period, until his employment is terminated pursuant to
Section 7(b) then: (i) during the period commencing on the date of termination and ending on the date on which the Executive becomes eligible for long-term disability benefits under a group long-term disability plan maintained by Parent or one of its subsidiaries ("Benefit Eligibility Date") (or, if earlier, the third anniversary of the commencement of the Employment Period), Parent shall continue to pay the Executive (or, in the event of his death, his estate) his Base Salary (at the rate in effect at the time Notice of Termination is given, without giving effect to any purported reduction in Base Salary in violation of this Agreement), at the same time and in the same manner as if
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the Executive's employment had continued; and (ii) at the Benefit Eligibility
Date, Parent shall pay to the Executive (or, in the event of his death, his estate) a lump sum payment in an amount equal to the aggregate Base Salary that would have been paid to the Executive during the period beginning on the Benefit Eligibility Date and ending on the third anniversary of the commencement of the Employment Period if his employment continued during such period, minus the aggregate long-term disability benefits payable to the Executive under the aforementioned long-term disability plan during the same period.

            (b) Death. In the event the Executive's employment is terminated by reason of his death, Parent shall pay to the Executive's estate, within thirty
(30) days following the date of death, a lump sum payment equal to the aggregate payments of Base Salary (at the rate in effect immediately prior to the Executive's death) that would have been made to the Executive through the third anniversary of the commencement of the Employment Period had such Employment Period not been earlier terminated.

            (c) By Parent for Cause. If the Executive's employment shall be terminated by Parent for Cause, then Parent shall pay the Executive his Base Salary (at the rate in effect at the time Notice of Termination is given, without giving effect to any purported reduction in Base Salary in violation of this Agreement) through the date of termination of employment, and Parent shall have no additional obligations to the Executive under this Agreement except as set forth in subsection (e) of this Section 8.

            (d) By Parent other than for Cause or by Executive for Cause. Subject to the proviso set forth in Section 15 hereof, if the Executive's employment shall be terminated by Parent other than for Cause or by the Executive for Cause, then Parent shall pay to the Executive, as promptly as practicable and in any event within five (5) business days after termination of employment, a lump sum payment equal to the product of (i) 130% and (ii) the aggregate payments of Base Salary (at the rate in effect at the time Notice of Termination is given, without regard to any purported reduction in Base Salary in violation of this Agreement) that would have been made to the Executive through the third anniversary of the commencement of the Employment Period had such Employment
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Period not been earlier terminated.

            (e) Compensation Plans. Following any termination of the Executive's employment, Parent shall pay the Executive all unpaid amounts, if any, to which the Executive is entitled as of the date of termination of employment under any compensation plan or program of Parent, at the time such payments are due and furnish to the Executive and his dependents and beneficiaries such non-cash benefits as are available to them as a result of the Executive's status as a former employee of Parent or its subsidiaries, subject to and on the same terms and conditions generally applicable to other former senior executive officers of Parent or its subsidiaries. In the event of the Executive's termination of employment for any reason other than a termination by Parent for Cause, Parent shall also furnish to the Executive and his spouse and dependents, through the third anniversary of the commencement of the Employment Period (or until the Executive has access to substantially similar coverage through a new employer), continued group health, major medical and hospitalization insurance coverage on the same terms and conditions that would have applied if his employment had continued during this period and to the Executive, through the third anniversary of the commencement of the Employment Period or until his earlier death, continued group life and disability insurance coverage on the same terms and conditions that would have applied if his employment had continued during such period and he had earned Base Salary at the rate in effect at the time Notice of Termination is given, without giving effect to any purported reduction in Base Salary in violation of this Agreement.

         9. Notice of Termination. Any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the date of termination (which shall in no event be earlier than the date of delivery of the Notice of Termination) the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution
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duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.

         10. Indemnification; Legal Fees. (a) During the Employment Period and for a minimum period of six (6) years thereafter, Parent shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by it or any of its subsidiaries to insure their respective directors and officers against personal liability for acts or omissions in connection with service as an officer or director of Parent or such subsidiaries or service in other capacities at their request. The coverage provided to the Executive pursuant to this section 10(a) shall be of the same scope and on the same terms and conditions as the most favorable coverage (if any) provided to any other current or former officer or director of Parent or any of its subsidiaries.

               (b) To the maximum extent permitted under applicable law, during the Employment Period and for a minimum period of six (6) years thereafter, Parent shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any current or former director or officer of Parent or any subsidiary thereof.

               (c) Parent shall indemnify the Executive for all legal fees and expenses incurred by the Executive in contesting or disputing any termination of the Executive's employment or in seeking to obtain or enforce any right or benefit provided by this Agreement unless such fees and expenses are determined by a court of competent jurisdiction to have been incurred as a result
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of the Executive's bad faith. Such payments shall be made within thirty (30)
days after the Executive's request for payment accompanied with such evidence of fees and expenses incurred as Parent reasonably may require.

          11.  Successors; Binding Aqreement.

            (a) Parent's Successors. Parent shall require any successor
(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Parent to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Parent would be required to perform it if no such succession had taken place. Failure of Parent to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from Parent in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Cause. As used in this Agreement, "Parent" shall mean Parent as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            (b) The Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

         12. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of Parent as may be specifically designated by the Board or its compensation committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision
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of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be binding on all successors to Parent. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The compensation and benefits payable to the Executive under this Agreement shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of Parent or it subsidiaries, other than the Change in Control Agreement entered into by and between Parent and the Executive, dated December 31, 1996 (the "Change in Control Agreement"). Any covenant or agreement contained herein which by its terms shall apply in whole or in part after the termination of the Employment Period shall survive such termination in accordance with its terms.


         13. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         15. Entire Agreement. This Agreement, together with the Change in Control Agreement, sets forth the entire agreement of the parties hereto in respect of the
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subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled; provided, however, that this Agreement shall not apply to any termination of the Executive's employment to which the Change in Control Agreement applies.


         16. Notices.

         Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

          If to the Executive:

               Thomas M. O'Brien
               North Fork Bancorporation, Inc.
               275 Broad Hollow Road
               Melville, New York 11747

          copy to

               Thacher Proffitt & Wood
               Two World Trade Center
               New York, New York 10048
               Attention:  W. Edward Bright, Esq.

          If to Parent:

               North Fork Bancorporation, Inc.
               275 Broad Hollow Road
               Melville, New York 11747
               Attention: Chief Executive Officer
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         17. No Set-off

         Parent's obligation to make payments hereunder or otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Parent may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other actions by way of mitigation of the amounts and benefits due to the Executive under any of the provisions of this Agreement.
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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                       NORTH FORK BANCORPORATION, INC.


                       By:  /s/ John Adam Kanas
                            ------------------
                            Name : John Adam Kanas
                            Title: Chairman, President &
                                   Chief Executive Officer


                            Thomas M. O'Brien


                            /s/ Thomas M. O'Brien
                            --------------------